FIRST TRUST EXCHANGE-TRADED ALPHADEX(R) FUND II
                       120 EAST LIBERTY DRIVE, SUITE 400
                            WHEATON, ILLINOIS 60187


                                October 10, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549


       Re:     First Trust Eurozone AlphaDEX(R) ETF (the "Fund")


Ladies and Gentlemen:

      The undersigned, First Trust Exchange-Traded AlphaDEX(R) Fund II (the "Registrant") and First Trust Portfolios L.P., the principal underwriter of the Fund, pursuant to the provisions of Rule 461 of the General Rules and Conditions of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, hereby respectfully request that the Commission grant acceleration of the effectiveness of Post-Effective Amendment No. 47 to the Registrant's Registration Statement on Form N-1A (Registration No. 333-171759), filed on October 10, 2014, so that the same may become effective at 12:00 p.m., Eastern Time on October 14, 2014, or as soon thereafter as practicable.

                                       Very truly yours,

                                       First Trust Exchange-Traded AlphaDEX(R)
                                          Fund II

                                       By: /s/ W. Scott Jardine
                                           ------------------------------------
                                               W. Scott Jardine, Secretary


                                       First Trust Portfolios L.P.

                                       By: /s/ W. Scott Jardine
                                           ------------------------------------
                                               W. Scott Jardine, Secretary